Exhibit 21.1

Subsidiaries of Live Oak Bancshares, Inc.
Live Oak Banking Company, Wilmington, North Carolina
(a North Carolina chartered banking corporation)
Government Loan Solutions, Inc.
(a North Carolina corporation)
504 Fund Advisors, LLC
(an Illinois limited liability company)
Live Oak Number One, Inc.
(a North Carolina corporation)
Live Oak Grove LLC
(a North Carolina limited liability company)

Live Oak Ventures, Inc.
(a Delaware corporation)

Live Oak Clean Energy Financing LLC
(a North Carolina limited liability company)

RELTCO, Inc.
(a Florida corporation)

National Assurance Title, Inc.
(a Florida corporation)